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                                                                     EXHIBIT 4.3

                                 LOAN AGREEMENT

                                     between

                      SEGURO DE DEPOSITOS SOCIEDAD ANONIMA

                                       and

                      BANCO DE GALICIA Y BUENOS AIRES S.A.

                                 March 21, 2002.

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                                TABLE OF CONTENTS

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                                                                                               PAGES.
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Parties and Antecedents.                                                                         1

                                              SECTION I
                                    DEFINITIONS AND INTERPRETATION

Article 1.1        General Definitions                                                           2
Article 1.2        Interpretation                                                                5

                                              SECTION II
                                                LOAN

Article 2.1        Loan                                                                          6
Article 2.2        Disbursement of the Loan                                                      6
Article 2.3        Repayment of the Loan                                                         6
Article 2.4        Interest                                                                      6
Article 2.5        Default Interest.                                                             8
Article 2.6        Automatic Default                                                             8
Article 2.7        Commitment Fee                                                                8
Article 2.8        Currency and Place of Payment. Waiver to the Doctrine of                      9
                   Unforeeseebility.
Article 2.9        Allocation of Partial Payments                                               11
Article 2.10       Taxes and Other charges                                                      11

                                             SECTION III
                                    REPRESENTATIONS AND WARANTIES

Article 3.1        Representations and Warranties                                               11
Article 3.2        Reliability of SEDESA.                                                       13

                                              SECTION IV
                                         CONDITIONS PRECEDENT

Article 4.1        Conditions Precedent.                                                        13
Article 4.2        Conditions for the Benefit of SEDESA.                                        15

                                              SECTION V
                                         SPECIAL COMMITMENTS

Article 5.1        Additional Obligations of the BANK.                                          15

                                              SECTION VI

                                             ACCELERATION

Article 6.1        Expiration of Terms.                                                         17
Article 6.2        Acceleration Events.                                                         17
Article 6.3        Notice of an Acceleration Event                                              19
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
                                             SECTION VII
                                            MISCELLANEOUS

Article 7.1        Special Domiciles and Notices.                                                19
Article 7.2        Expenses.                                                                     20
Article 7.3        Term of the Agreement.                                                        20
Article 7.4        Applicable Law and Jurisdiction.                                              20
Article 7.5        No-Assignment.                                                                20
Article 7.6        Amendment.                                                                    20
Article 7.7        Counterparts.                                                                 20
Article 7.8        Remedies and Waivers.                                                         20
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                                LIST OF EXHIBITS

Exhibit 1            Disbursement Application.

Exhibit 2            Form of Promissory Note.

Exhibit 3            Bank's Companies.

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This LOAN AGREEMENT (hereinafter called the "Agreement") is entered into in the
City of Buenos Aires, capital city of the Republic of Argentina, on March 21, 2002, by and between:

1.1. SEGURO DE DEPOSITOS S.A. in its capacity as trustee of the Deposit Guaranty Fund (hereinafter, "SEDESA") domiciled at Avenida Corrientes 311, Piso 10(degree), City of BuenOs Aires, represented herein by its President, Jose Carlos Jaime, party of the first part, and

1.2. BANCO DE GALICIA Y BUENOS AIRES S.A. (hereinafter, the "BANK") domiciled at Tte. General J. D. Peron 407, City of Buenos Aires, herein represented by Eduardo J. Zimmermann and Eduardo Hector Arrobas, party of the second part, (hereinafter, either the BANK or SEDESA may be called the "Party". The term "Parties" referred jointly to the BANK and SEDESA).

Whereas:

(i) Banco de Galicia y Buenos Aires S.A. has submitted for approval to the Central Bank of the Republic of Argentina (BCRA) a Regularization and Debt-Free Plan that was called "Capitalization and Liquidity", which included several measures aiming at reinforcing the BANK's financial position as well as the liquidity thereof.

(ii) Among the measures provided for to reinforce the BANK's liquidity, the above mentioned plan considered a contribution from the Deposit Guaranty Fund (Fondo de Garantia de los Depositos - FGD) of $200,000,000 (two hundred million) under any of the financial support mechanisms set forth by Decree No. 540/95 (text according to Decrees Nos. 1292/96 and 1292/99).

(iii) The Steering Committee of the FGD by the meeting held on March 11, 2002 decided to grant the financial assistance requested, by reason of the exceptional crisis of the Argentine financial and economic system, leaving the decision relative to the economic conditions of such assistance to the Board of Directors of SEDESA.

(iv) The Board of Directors of SEDESA, in response to the Decisions adopted by the Steering Committee, decided to grant a loan to the BANK in US Dollars to be fully amortized 60 months as from the Disbursement Date and under the economic terms and conditions as to interest and fees set forth in this Agreement.

(v) It is the BANK's intention to take a loan from SEDESA, payable from the proceeds of the FDG, which is administered by SEDESA as Trustee; and it is SEDESA's intention to grant the loan to the BANK under the terms and conditions set forth herein.

Therefore, SEDESA and the BANK agree to enter into the following

                                 LOAN AGREEMENT

                   SECTION I. DEFINITIONS AND INTERPRETATION.

ARTICLE 1.1. GENERAL DEFINITIONS. Every time they are used in this Agreement, except as otherwise expressly provided, the following terms shall have the meanings hereinafter assigned thereto:

(1) "AUDITORS", shall mean the firm of accountants who certify the financial statements of the BANK, or the firm of Independent Public Accountants that the BANK may, from time to time appoint as auditors with the consent of SEDESA;

(2) "AUTHORITY", shall mean every national, provincial or municipal government, or organization, department, commission, court, agency or governmental, administrative, fiscal, judicial, legislative or state agency;

(3) "CENTRAL BANK", shall mean the Central Bank of the Republic of Argentina;

(4) "ACCELERATION EVENT", shall mean any of the events provided in Article 6.2.;

(5) "BANK'S COMPANIES", shall have the meaning set forth in Article 5.1.(vi).

(6) "CONDITIONS PRECEDENT", shall mean every and each condition precedent to the disbursement of the Loan listed in Article 4.1.

(7) "DISBURSEMENT" shall mean the amount of US Dollars effectively given by SEDESA to the BANK on the Disbursement Date;

(8) "DISBURSEMENT DATE", shall mean the Business Day in which SEDESA shall pay the Loan to the BANK, which will be the Business Day immediately following five-Business Day term after SEDESA received the Disbursement Application pursuant thereto;

(9) "BUSINESS DAY", shall mean a day in which financial institutions are open to perform exchange transactions in the Republic of Argentina;

(10) "DOLLARS" and the acronyms "US$" OR "U$S OR U$, shall mean the legal tender of the United States of America;

(11) "SIGNIFICANT ADVERSE EFFECT", shall mean a Significant Adverse Effect pursuant to the provisions of SEDESA on:

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(i)    the BANK'S capacity to comply with the obligations thereof under the
       Agreement;

(ii) the performance, transactions, business, properties, assets, liabilities or (financial or other) situation of the BANK.

(12) "FISCAL YEAR", shall mean the BANK's fiscal year beginning on January 1, of each year and ending on December 31, or any other term (of 52 consecutive weeks, minimum) that the BANK shall establish as its fiscal year with SEDESA's consent;

(13) "BY-LAWS", shall mean the by-laws of the BANK;

(14) "INTEREST RATE DETERMINATION DATE", shall mean the second Business day prior to the beginning of each Interest Period;

(15) "INTEREST PAYMENT DATE", shall mean June 15 or December 15 of any year the Loan is pending reimbursement, except if such date is not a Business Day, in which case the Interest Payment Date shall be the Business Day immediately following June 15 or December 15, as applicable;

(16) "LOAN EXPIRATION DATE", shall mean the expiration day of the 60 (sixty) months-term as from the Disbursement Date, and if such Day is not a Business Day, the immediately following Business Day;

(17) "LIEN", shall mean every mortgage, pledge, charge, assignment, mortgage record, security interest, ownership lien, priority right, securitization, trust agreement, trust transfer, compensation rights, counterclaims or bank charges, privilege or priority of any type that shall have the effect of attaching a security or creating any other preference of one creditor over another by application of law;

(18)"APPLICABLE MARGIN", shall mean 300 Basic Points.

(19) "SINGLE AND FREE EXCHANGE MARKET", shall mean the exchange market created by Communication "A" 3471 of the Central Bank dated February 8, 2002;

(20) "PROMISSORY NOTES", shall mean the negotiable instruments governed by sections 101 et. seq. of Decree-Law 5965/63 referred to in Section 4.1(xii) and
5.1 (xiv) of this Agreement;

(21) "ARGENTINE GAAP", shall mean the generally accepted accounting principles or the criteria approved at the time prescribed by law by the Professional Council of Economic Sciences of the Autonomous City of Buenos Aires and/or any other entity or pertinent Authority, used by the financial institutions in Argentina to allow a registered

                                       3

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public accountant in the Republic of Argentina to express his opinion without any influence with respect to the financial statements of these entities;

(22) "INTEREST PERIOD", shall mean each six (6) month period beginning on an Interest Payment Date and ending the date immediately prior to the following Interest Payment Date, except for the first Interest Period when it shall mean the period beginning on the Disbursement Date and ending the day immediately prior to the following Interest Payment Date;

(23) "PESOS" and the symbol "$", shall mean the legal tender of the Republic of Argentina, which shall include any currency that may replace the Peso as the legal tender of the Republic of Argentina;

(24) "REGULARIZATION AND DEBT-FREE PLAN", shall mean the plan submitted by the BANK to the Central Bank which includes measures to strengthen the financial and liquidity structure of the BANK;

(25) "POTENTIAL ACCELERATION EVENT", shall mean any event or circumstance that by means of a notice, lapse of time, determination or any combination thereof, if any, shall create a Potential Acceleration Event;

(26) "LOAN", shall mean the amount of Dollars that SEDESA shall lend to the BANK on the Disbursement Date, which amount shall be equal to $2000,000,000 (Pesos two hundred million) pursuant to the seller exchange rate quoted by the Banco de la Nacion Argentina in the Single and Free Exchange Market at the closing of transactions the Business Day prior to the Disbursement Date - pursuant to the liquidation performed by SEDESA, which shall be final and conclusive and shall not be subject to any review except in case of manifest and gross error, or in case of material and evident error;

(27) "BASIC POINT", shall mean a hundredth part of one per cent, or 0.01%;

(28) "DISBURSEMENT APPLICATION", shall mean the letter that the BANK shall submit to SEDESA (pursuant to the text of Exhibit 1) requesting to SEDESA the disbursement of the Loan and evidencing by reliable means - to SEDESA's satisfaction - the compliance with every and each Condition Precedent;

(29) "LOAN INTEREST RATE", shall mean, for any Interest Period, the annual rate equal to LIBO plus Applicable Margin

(30) "LIBO RATE", shall mean the annual rate for Dollar deposits for a term equal to the Interest Period (or, in the case of the first Interest Period, for a term of one or three months, whichever may be more adequate in SEDESA's opinion by reason of the time covered by such First Interest Period) offered by leading banks in the London market, set forth by the "British Bankers Association Interest Settlements Rates" and either

                                       4

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declared or published by any service appointed by the British Bankers
Association as an authorized information supplier in order to disclose the rates determined by such Association;

(31) "FISCAL QUARTER", shall mean each of the four fiscal quarters of a Fiscal Year;

(32) "SUBSIDIARY", shall mean, as to any person, any entity:

(i) of which more than 50% of the capital thereof, directly or indirectly, belongs to such person;

(ii) for which such person may nominate or appoint most of the shareholders of the Board of Directors or the people performing similar activities; or

(iii) otherwise effectively controlled by such person (by ownership or legal possession of securities, beneficial interest or in any other way, by contract or in other manner).

ARTICLE 1.2. INTERPRETATION. In this Agreement except as otherwise required:

(a) titles are included for reference only and shall not affect the interpretation hereof;

(b)    terms in singular form, include the plural and vice versa.

(c) every reference to a person includes any natural person, Company, general partnership, trust, joint venture, association, corporation or any other artificial person and any National, Provincial or Municipal authority;

(d) every reference to an Article, Section, Attachment, Annex or Exhibit is a reference to such Article, Section, Attachment, Annex or Exhibit of this Agreement;

(e) every reference to a document includes any amendment or supplement, replacement or novation of said document, but does not take into account any amendment, supplement, replacement or novation made in breach of this Agreement;

(f) Every reference to a Party to any document shall include permitted successors and assigns.

                              SECTION II. THE LOAN.

ARTICLE 2.1. LOAN. Subject to the terms and conditions of this Agreement, SEDESA agrees to grant to the BANK and the BANK agrees to receive from SEDESA a Loan, i.e., the amount of Dollars to be delivered by SEDESA to the BANK on the

                                       5

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Disbursement Date, so; said amount shall be equal to $200,000,000 (two hundred million Pesos) at the selling rate of exchange quoted by Banco de la Nacion Argentina in the Single Free Exchange Market at the closing of transactions of the Business Day prior to the Disbursement Date - pursuant to the liquidation made by SEDESA, which shall be final and not subject to any review except in case of evident gross error or evident material error.

ARTICLE 2.2. DISBURSEMENT OF THE LOAN Under the terms and subject to the satisfaction of the conditions precedent hereof, on the Disbursement Date, SEDESA shall deliver the Loan to the BANK in the manner established and informed by SEDESA to the BANK two (2) Business Days prior to the Disbursement Date. Notwithstanding the receipt that the BANK may deliver to SEDESA of the Disbursement and acknowledging the obligation to pay the Loan hereunder, any voucher, receipt or certificate issued by the Central Bank acknowledging such delivery as above mentioned shall be sufficient evidence of the Disbursement and payment obligation.

ARTICLE 2.3. REPAYMENT OF THE LOAN. The BANK shall repay the Loan to SEDESA in Dollars (and not in any other currency) in full on the Loan Expiration Date. The repayment and cancellation of the Loan shall be made by deposit into SEDESA's account as informed by it to the BANK at least five (5) Business Days prior to the Expiration Date. The BANK may demand the delivery of a formal receipt which SEDESA hereby agrees to issue and deliver.

ARTICLE 2.4. INTEREST. The BANK shall pay interest in Dollars pursuant to the provisions of this Article 2.4, on the amount of the Disbursement, form the Disbursement Date up to the total repayment thereof to SEDESA.

2.4.1. INTEREST. (a) During each Interest Period, the Loan shall accrue interest at the Interest Rate of the Loan on the Disbursed Amount owed by the BANK.

(b) Interest shall accrue on a daily basis pro rata based on a 365-day year and the number of days effectively elapsed of the pertinent Interest Period and shall be payable in Dollars in arrears on the Interest Payment Date immediately following the last day of the pertinent Interest Period.

(c) The interest rate applicable to calculate this interest shall be the Interest Rate of the Loan, i.e., the LIBO Rate plus the Applicable Margin.

(d) If on the Interest Rate Determination Date of any Interest Period, SEDESA is not able to determine the LIBO Rate under the provisions of paragraph 30,
Section I hereof, SEDESA shall give notice thereof to the BANK and determine the LIBO Rate as follows:

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(i)    Calculating, on the Interest Rate Determination Date, the arithmetic average (rounded up to the nearest three decimals) of the rates offered approximately at 11 a.m., London time, for 189-day Dollar deposits by four (4) leading banks selected by SEDESA operating in Dollars in the London interbank market. If SEDESA should receive less than four quotations, it shall calculate the arithmetic average of the offered rates based on the received quotations, provided that said quotations are not less than two (2); or

(ii) if SEDESA should receive only one quotation from the London Banks indicated in item (i) above, it shall calculate the arithmetic average (rounded up to the nearest three decimals) of the rates offered at approximately 11 a.m., New York time, for 180-day Dollar loans to leading companies by one or more leading banks operating in the New York, N.Y. USA, selected by SEDESA.

(e) On each Interest Rate Determination Date for any Interest Period, SEDESA shall determine the Interest Rate of the Loan applicable to such Interest Period pursuant to the procedure described in items b), c) and d) above and immediately inform such Interest Rate to the BANK.

(f) The regular and timely Determination of the Interest Rate of the Loan made by SEDESA shall be final and binding to the BANK and SEDESA, except in case of evident gross error.

2.4.2 DEFAULT INTEREST. Notwithstanding the remedies available to SEDESA hereunder and to the maximum extent permitted by the applicable laws, if the BANK should not:

(a) Pay the Loan and/or interest on the Expiration Date and/or the pertinent Interest Payment Dates; or

(b)    pay any other obligation set forth herein;

the BANK shall pay default interest on any due and unpaid amount at fifty percent (50%) of the Interest Rate of the Loan in force at the time of default from the payment date of the unpaid amount until the effective payment thereof.

ARTICLE 2.5. AUTOMATIC DEFAULT. Default shall occur automatically due to the lapse of the terms set forth herein to perform the pertinent obligations without need of any court or out-of-court prior demand.

ARTICLE 2.6. PREPAYMENT. (a) The BANK may prepay all or part of the Loan on any Interest Payment Date by notice to SEDESA at least 15 Business Days in advance but only if:

(i) The BANK should simultaneously pay all ordinary and default interest outstanding hereunder;

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(ii)   in case of a partial prepayment of the Loan, it should be in a minimum amount of fifty million Dollars (US$ 50,000,000);

(b) Any amount of the Loan prepaid hereunder shall not be borrowed again.

ARTICLE 2.7. COMMITMENT FEE. The BANK shall pay to SEDESA a commitment fee equal to three percent (3%) per annum of the Loan applicable on the amount of Dollars of the Loan corresponding to the calendar days from the execution date hereof to the Disbursement Date. The BANK hereby irrevocably authorizes SEDESA to deduct from the Loan, on the Disbursement Date, the amount of Dollars of the Commitment Fee. SEDESA and the BANK hereby expressly agree that the Commitment Fee shall be paid by the BANK even if the Loan is not Disbursed due to any reason whatsoever. To such end, it shall be understood that the Commitment Fee shall be due and payable by SEDESA if the Disbursement has not been made on or before May 31, 2002. In such case, the Commitment Fee shall be accrued again on June 1, until the Disbursement Date, being payable on the last day of each month and until the BANK informs SEDESA in writing that any of the conditions precedent has not been satisfied and is not likely to be satisfied. In such case, the agreement shall terminate and none of the Parties shall be entitled to make any claim to the other except for the Commitment Fee set forth herein not paid hereunder.

ARTICLE 2.8. CURRENCY AND PLACE OF PAYMENT. WAIVER TO THE DOCTRINE OF UNFOREESEEBILITY. (a) The BANK shall make all payments hereunder (including the repayment of the Loan, including without limitation, ordinary or default interest and any other payment owed to SEDESA by the BANK hereunder), only in Dollars and not in any other currency by deposit into the bank account or accounts informed by SEDESA to the BANK at least five (5) Business Days in advance of the pertinent payment date.

(b) The BANK's payment obligations hereunder shall only be considered satisfied upon effective reception by SEDESA of an amount of Dollars equal to the aggregate amount or amounts received by the BANK. The payment obligations of the BANK hereunder or in relation hereto shall not be considered fully satisfied by the mere delivery to SEDESA of any amount of money in a currency other than the legal tender in the United States, even if the payment in such other currency had been ordered by judgment of a competent court and SEDESA had not been entitled to challenge such payment in another currency or refuse to receive such amounts paid by court order except if the amount or the payment in a currency other than Dollars should have resulted in the effective payment of the aggregate amount due in Dollars into the bank accounts of SEDESA in the City of New York and, as a consequence, the amount (if any) in dollars by which the payment in the different currency is insufficient to pay the aggregate obligation in Dollars shall remain owed to SEDESA as a separate and independent obligation not affected by the judgment obtained by SEDESA to collect the amounts due hereunder. The BANK shall fully indemnify SEDESA and keep it harmless against any loss incurred by SEDESA as a consequence of any difference between the aggregate

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amount in Dollars owed hereunder and the amounts in Dollars effectively acquired by SEDESA or that it may have acquired with the amounts in a currency other than Dollars received by SEDESA from to BANK. To such end, the rate of exchange applicable to both currencies shall be the one in force in the market where Dollars may be exchanged for the amount received by SEDESA on the date of reception thereof.

(c) If, on the date of payment of any amount due hereunder, there is any prohibition by the Central Bank or any other authority, that prevents or restricts access by the BANK to the Single Free Exchange Market, thus preventing it from performing its payment obligations in Dollars, the BANK shall pay all amounts due hereunder in Dollars through the following methods, as selected by SEDESA,

(i) The purchase of Bonds or any other National Government debt security in Dollars and the transfer and sale thereof for Dollars outside the Republic of Argentina in a number of Bonds or Securities that, once liquidated in said foreign market and deducted all taxes and expenses, the amount of Dollars arising from the sale thereof shall be equal to the amount of said currency payable hereunder;

(ii) The delivery to SEDESA of bonds or any other National Government debt securities in Dollars, to the satisfaction of SEDESA, in an amount that, once liquidated in a foreign market and deducted all taxes and expenses, the proceeds thereof in Dollars shall be equal to the amount of said currency payable hereunder;

(iii) In case of any restriction or prohibition in the Republic of Argentina that should prevent the BANK from performing the transactions indicated above, by delivery to SEDESA of Pesos in an amount that, on the pertinent payment date, said Pesos are sufficient, after all taxes and expenses, to acquire the Dollars payable by the BANK at the selling rate of exchange informed by Banco de la Nacion Argentina in the Single Free Exchange Market at the closing of the Business Day immediately prior to the pertinent payment date; or

(iv) Any other legal proceeding in force in the Republic of Argentina for the acquisition of Dollars on any pertinent payment date.

(d) It is expressly agreed that in any of the cases mentioned in items (i) to
(iv) above, the amounts payable by the BANK shall be considered duly paid and cancelled and said payment shall release the BANK from any obligation only upon effective deposit into the account of SEDESA of the exact aggregate amount of Dollars payable by the BANK hereunder.

(e) All expenses, fees and taxes payable in relation to the procedures mentioned in this Article 2.8. shall be borne by the BANK.

(f) The BANK hereby unconditionally and irrevocably waives its right to invoke:

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(i)    the doctrine of unforeseebility (section 1198, second paragraph of the
       Civil Code of the Republic of Argentina) and/or force majeure or Act of God (514 of the Civil Code of the Republic of Argentina); or

(ii) any right available to it, to pay any of its obligations hereunder with a currency other than Dollars or with a lower amount thereof.

(g) This waiver has been made by the BANK after analyzing the Dollar / Peso rate of exchange in force on the date of execution hereof and its future evolution and the certain possibility that said rate of exchange may, after the execution hereof, be substantially modified thus causing the reduction of the value of the Peso as against the Dollar.

ARTICLE 2.9. ALLOCATION OF PARTIAL PAYMENTS. If SEDESA should receive, at any time, less than the aggregate amount payable at such time hereunder, SEDESA shall allocate and apply such payment, first, to pay any expense incurred by SEDESA hereunder; then, to pay any default interest due; then to pay ordinary interest and finally to pay the Loan.

ARTICLE 2.10. TAXES AND OTHER CHARGES. (a) The BANK shall pay or arrange for the payment of all taxes, rates, duties, rights, fees and other charges of any nature, if any, that may at present or in the future apply to the payment of all or any of the amounts payable hereunder.

(b) All payments of the Loan, interest and other amounts owed to SEDESA hereunder shall be made with no deduction of any tax, rate, duty, right or other charge as mentioned in item (a) above.

(c) If the BANK should not be able, under the law, to pay or provide for the payment of its obligations to SEDESA without deducting the amounts due as taxes, rates, duties and other rights, then the amounts due as repayment of the Loan (or as applicable), interest or other amounts payable hereunder shall be increased up to the amount necessary for SEDESA to receive the aggregate amount that it should have received (taking into account said taxes, rates, duties, rights, fees or other charges payable on the amounts owed by the BANK hereunder) if such payments were made without deduction.

(d) If item (c) above should be applicable and if so required by SEDESA, the BANK shall deliver to SEDESA official receipts of the pertinent payment (or certified copies thereof) within thirty (30) days after the payment date.

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                   SECTION III. REPRESENTATIONS AND WARRANTIES

ARTICLE 3.1. REPRESENTATIONS AND WARRANTIES. The BANK hereby represents and warrants that:

(a) it is a financial institution duly incorporated and operating under the laws of the Republic of Argentina and is authorized and entitled to own its assets, operate as it does in the present and execute this Agreement and perform its obligations hereunder;

(b) the execution and performance hereof are not and shall not be in conflict with and do not and shall not cause the breach of any of the terms, conditions or provisions of any trust, mortgage, contract or other agreement or instrument either present or future ("the usual causes of obligations") to which the BANK is or may be a party or under which it may be bound and the execution or performance hereof shall not imply the nonperformance or require any consent provided for by the "Usual Causes of Obligations" and shall not breach any term or provision of the BANK's By-Laws, or any judgment, decree, order or any law, rule or regulation applicable to the BANK;

(c) The BANK's financial statements for the period ended on December 31, 2001:

(i) have been prepared under the accounting regulations set forth by the BCRA applicable to financial institutions and, to the extent they are in compliance with such accounting regulations, under the Argentinean GAAP homogeneously applied and they represent the accurate and reasonable financial situation of the BANK as of the date thereof and the results of the transactions made by the BANK during such period;

(ii) show all the obligations (contingent or otherwise) of the BANK, and the reserves, if any, created in respect of such obligations and all the unrealized or anticipated losses arising from contracts executed by the BANK (either mentioned or not in such financial statements);

(d) the BANK is not subject to any Lien on any of its assets other than those required by law and there are no agreements or contracts, conditional or unconditional, for the creation of any Lien by the BANK;

(e) the BANK pays all taxes, rates and duties, either National, Provincial and Municipal and all contributions and other Social Security obligations applicable to the BANK, its assets, income or goods, in due time;

(f) the BANK is not a party to any action, and, to the best of its knowledge on the date hereof, no proceeding is pending, either legal, arbitrary or administrative that may have a substantial adverse effect on its commercial projections or financial condition or that may have a Significant Adverse Effect;

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(g) to its best knowledge, the BANK is not in breach of any law or regulation issued by any Authority and no judgment or decision has been rendered that has or may have an Significant Adverse Effect or that may prevent the BANK from complying with or performing its obligations hereunder;

(h) the BANK owns or is entitled to use all trade marks, permits, service brands, commercial names, licenses or rights thereon and has obtain the assignment of all leases or any other rights necessary for its current and future operation without any known conflict with third party rights that have or, if not obtained, may have, as the case may be, a Significant Adverse Effect;

(i) the BANK's obligations arising herefrom are not subject to any privilege or special guaranty other than those of any unsecured creditor of the BANK;

(j) no strike, slowdown or any other measure is taking place or threatened by the employees of the BANK that has or may have a Significant Adverse Effect. There are no claims for undue practices related to the unions pending or threatened against the BANK and there are no charges, complaints or proceedings arising from any labor relation pending or threatened against the BANK that have or may have a Significant Adverse Effect.

ARTICLE 3.2. RELIABILITY OF SEDESA. (a) The BANK hereby acknowledges that its representations and warranties expressed in Article 3.1 are made in order to induce SEDESA to execute this Agreement and disburse the Loan on the Disbursement Date and that SEDESA executes this agreement and shall disburse the Loan on the Disbursement Date based and relying on all and each of said representations and warranties.

(b) The BANK hereby represents to SEDESA that each of the representations and warranties is true and correct as of the date hereof and shall be so on the Disbursement Date and shall remain true and correct during the life of the Agreement and that no issue has been omitted, which omission would cause such representations and warranties to be misleading.

                        SECTION IV. CONDITIONS PRECEDENT.

ARTICLE 4.1. CONDITIONS PRECEDENT. SEDESA's obligation to disburse the Loan on the Disbursement Date is subject to the compliance with the following conditions to the satisfaction of SEDESA:

(i) The Board of Directors of the Central Bank shall have expressly approved the Regularization and Debt-Free Plan of the BANK providing for the granting of a Loan by SEDESA as Trustee of a Deposit Guaranty Fund under the financial terms and conditions hereof;

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(ii)   All capitalization of debts and/or principal contributions and/or refinancing of the BANK's debts to certain creditors as set forth in the mentioned Regularization and Debt-Free Plan shall have been duly authorized by the corporate bodies of the BANK, the authorities of the Argentinean capital market and the Central Bank and effectively made and/or paid by the creditors and/or contributors;

(iii) The Central Bank, the Mutual Bank for Bank Assistance (Fondo Fiduciario de Asistencia Bancaria: FFAB) and other financial institutions shall have disbursed to the BANK the contributions mentioned in the Regularization and Debt-Free Plan;

(iv) At the exclusive criteria of SEDESA's Board of Directors, no event of any nature shall have occurred from the date of Execution hereof to the Disbursement Date, that may seriously affect the capacity of the BANK to repay the Loan and/or the interest thereon under the terms and conditions hereof;

(v) The BANK's Board of Directors shall have approved the Agreement evidencing this transaction and said approval shall have been favorably approved by the BANK's Supervisory Board;

(vi)   SEDESA's Board of Directors shall have approved the Agreement;

(vii) No Acceleration or Potential Acceleration event shall exist and no event or circumstance that, due to notice, the lapse of time, a declaration of will by SEDESA or any combination thereof shall have occurred that may become an Acceleration Event in respect of the Agreement;

(viii) SEDESA shall have received a legal opinion from the external legal advisors of the BANK at the entire satisfaction of SEDESA;

(ix) No event shall have occurred that has or may reasonably be expected to have a Significant Adverse Effect on the Regularization and Debt-Free Plan or the commercial projections or the financial condition of the BANK; or that may prevent the BANK from performing any of its obligations hereunder;

(x) The BANK shall not have incurred in any substantial loss or liability from the date of execution hereof until the Disbursement Date;

(xi) The representations and warranties made in Section IV shall be true and correct in all material respects as of the Disbursement Date;

(xii) The BANK shall have delivered to SEDESA, together with the Disbursement Application, two Promissory Notes to the order of SEDESA, substantially in the form of Exhibit 2; one for the amount of interest corresponding to the first Interest Period with maturity on the Interest Payment Date immediately following the Disbursement Date and the other one with maturity on the Loan Expiration Date for an amount in Dollars (and only Dollars) equal to the amount of the Loan;

(xiii) the BANK shall have submitted to SEDESA the Disbursement Application.

ARTICLE 4.2. CONDITIONS FOR THE BENEFIT OF SEDESA. The conditions mentioned in
Article 4.1. hereof shall inure in the benefit of SEDESA and only SEDESA may release the BANK from the obligation to perform. To such end, and upon written request from the BANK, SEDESA shall state, by written notice addressed to the BANK, that one or more conditions precedent shall be considered as not written.

                         SECTION V. SPECIAL COMMITMENTS.

ARTICLE 5.1. ADDITIONAL OBLIGATIONS OF THE BANK. The BANK shall do or, abstain from doing, as applicable, any of the following acts:

(i) Inform SEDESA less than 5 (five) days before every meeting of the Board of Directors of the BANK, the Order of Business to be dealt with, and a representative of SEDESA shall be allowed to attend the meeting not being entitled to vote.

(ii) comply with the prudential technical relations set forth by the Central Bank as to freezing, liquidity requirements, risk assets and loans to related persons.

(iii) send to SEDESA copy of the documents and the information that the BANK sends from time to time to the Central Bank in compliance with the regulations and specially, the following information:

       -   Balance-sheets issued monthly and quarterly.

       -   Changes of deposit balances and other items.

(iv) comply with the Regularization and Debt-Free Plan accepted by the Central Bank.

(v) not to grant securities on properties requiring previous authorization from the Central Bank pursuant to Article 28, of Law No. 21526 as amended, to other existing or future creditors placing them in a better preference position than applicable to SEDESA by this Agreement.

(vi) the BANK shall not operate per se, or by any third party any commercial, industrial, agricultural, service or any other type of business beyond the activities presently operated through its controlled and related companies, according to the list attached hereto as Exhibit 3 (the "Bank's Companies"), even if it has the authorization from the Central Bank to acquire a majority interest or mere holding, except for the companies that the BANK may acquire in relation to credits;

(vii) not to increase its present share in the Bank's Companies, except if such increases have been approved by the Central Bank and were consistent with the terms and conditions of the Regularization and Debt-Free Plan;

(viii) pay on time all national, provincial or municipal taxes, charges and fees and Social Security taxes, charges and fees;

(ix)   not to levy any Lien of any nature whatsoever on its properties;

(x) not to sell, dispose of, or transfer, in any manner whatsoever, the fixed assets thereof, except for the assets existing at the BANK that were acquired in relation to the credits, and always provided they were accounted for, pursuant to generally accepted accounting principles, as "sundry property" in the BANK'S accounting records;

(xi)   the BANK shall not make any share capital reduction;

(xii)  the BANK shall not amend the By-Laws thereof;

(xiii) the BANK shall allow SEDESA, until the Loan and the interest thereof are completely and fully paid up, to have access at all times, and the BANK shall immediately allow such access, to the books and accounting records of the BANK and supporting documentation, as well as to access all information that SEDESA or the organization acting in replacement thereof, may consider necessary, at its sole discretion. The BANK shall be bound to allow access to the persons that SEDESA may designate, and make available the facilities, documents and elements necessary for the person assigned to develop the tasks to perform;

(xiv) deliver to SEDESA on each Interest Payment Date a Promissory Note, pursuant to the provisions included in Exhibit 2, to the order of SEDESA as trustee of the Guaranty Deposit Fund issued on the applicable Interest Payment Date, expiring on the immediately following Interest Payment Date, for an amount equal to the interest amount that the BANK shall pay to SEDESA in Dollars on the expiration Date of such Promissory Note as interest for the Interest Period beginning on the Promissory Note's issue date.

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                            SECTION VI. ACCELERATION.

ARTICLE 6.1. EXPIRATION TERMS. In the event of an Acceleration Event, all outstanding terms for the payment of the Loan, as well as the terms for the payment of interest outstanding at the time of occurrence of an Acceleration Event, shall be considered expired and terminated, on condition that SEDESA had declared said debt to be enforceable pursuant to the proceeding set forth in the following paragraph 6.2.

ARTICLE 6.2. ACCELERATION EVENTS.

IF AND WHEN:

(i) the BANK did not comply with any of its payment obligations under this Agreement, and any other obligation including, without limitation, obligations provided in Article 5.1. hereof;

(ii) the BANK failed to comply with any of its payment obligations to third parties arising from any legal event or act always provided such obligation was higher than U$S200,000 (two hundred thousand) or its equivalent in pesos pursuant to the exchange rate of the Single and Free Exchange Market;

(iii) the direct or indirect control of the BANK was transferred in one or more acts, to a third party, or third parties acting jointly or not, without the prior knowledge and consent of SEDESA, or if the present majority shareholders lost their majority for any cause or proceeding. Submittal of the transfers or acquisitions of the controlling block to the authorization of the Central Bank would be irrelevant for the purposes hereof;

(iv) the meeting of shareholders of the BANK decided to approve the payment of dividends during the life of this Agreement, or authorized the payment of compensations to the members of the Board of Directors and Supervisory Board in breach of the provisions of Article 261 of the Law of Corporations, or even if within the limits provided by such Article 261, it violated market regulations relative to the compensation of technical-administrative activities performed by administrators of financial institutions comparable to the BANK in terms of deposits and/or volume of transactions or market share;

(v) the representations and warranties made by the BANK in this Agreement were totally or partially false, inaccurate, incomplete or deceitful.;

(vi) the BANK began bankruptcy or winding-up proceedings or was suspended by the Central Bank pursuant to the provisions of Law 21526 as amended, and Law

       24141, as amended, or was deprived of its assets by BCRA's Regulation in furtherance of the provisions of Article 35 bis of the Law of Financial Institutions;

(vii) a significant portion of the properties and assets of the BANK suffered any inhibition, attachment or preliminary injunction and such measures were not cancelled within 5(five) Business Days as from the notice thereof;

(ix) an action or administrative proceeding was brought against the BANK which eventual or possible result would compromise fulfillment of this Agreement by the BANK;

(x) a portion of the assets thereof equal to five percent (5%) of the shareholder's equity, pursuant to the monthly balance sheet presented to the Central Bank immediately before the occurrence of any of the Events (as this term is defined in this paragraph), were (i) expropriated, (ii) transferred, or suffered any (iii) inhibition, (iv) attachment or (v) preliminary injunction or if it incurred in (vi) default in the payment of any debt incurred with any public or private, national or foreign organization, either a natural person or an artificial person (the events listed from (i) to (vi) above, the "Events") and such inhibition, attachment, preliminary injunction or default payment was not preliminary injunction within 30 (thirty) Business Days as from notice of declaration or creation thereof;

(xi) significant amendments detrimental to the BANK's financial position were caused and the shareholder's equity thereof was reduced in more than 5% (five percent);

(xii) changes were produced in applicable laws and regulations, rules and interpretation thereof, which at SEDESA's criteria, would cause the terms of the Loan to be illegal or excessively onerous, for any cause whatsoever; or

(xiii) the Meeting of Shareholders of the Bank decided in favor of any of the provisions set forth in Article 244, last paragraph, of the Law of Corporations.

THEN,

SEDESA, by written notice to the BANK, may demand from the BANK the payment of all sums due under the Agreement. Upon reception of notice, the BANK shall immediately pay the Loan, as well as the interest accrued therefrom and any other amount that shall become enforceable pursuant to the terms and conditions hereof.

ARTICLE 6.3. NOTICE OF AN ACCELERATION EVENT. If an Acceleration Event or a Potential Acceleration Event occurred, the BANK shall immediately give notice to SEDESA specifying the nature of such Acceleration Event or Potential Acceleration Event, and the measures the BANK shall have taken to cure it. Under no circumstance, shall this notice be understood as limiting or restricting or extinguishing the right of SEDESA to declare the expiration of the term of all obligations of the BANK pursuant to the Agreement.

                           SECTION VII. MISCELLANEOUS.

ARTICLE 7.1. SPECIAL DOMICILES AND NOTICES. Every notice, request or any other communication that should be submitted, granted or made under the Agreement, shall be made in writing. Except as otherwise provided, said notice, request or other communication may be delivered personally, by mail, registered letter or any other reliable means addressed to the applicable Party's address set forth below or any other address that such Party may duly indicate to the other.

To the BANK:

BANCO DE GALICIA Y BUENOS AIRES S.A.

Teniente General J. D. Peron 407,

City of Buenos Aires

Attention: Eduardo J. Zimmermann.

To SEDESA:

SEGURO DE DEPOSITOS SOCIEDAD ANONIMA

Avenida Corrientes No. 311 Piso 10(degree).

City of Buenos Aires.

Attention: Jose Carlos Jaime.

ARTICLE 7.2. EXPENSES. The BANK shall fully pay to SEDESA all costs and expenses in which SEDESA should have incurred in relation to the execution of this Agreement and the Promissory Notes.

ARTICLE 7.3. TERM OF THE AGREEMENT. This Agreement shall continue to be in force until all sums payable there under be paid in full pursuant to the provisions thereof.

ARTICLE 7.4. APPLICABLE LAW AND JURISDICTION. The validity, enforceability and interpretation of this Agreement shall be exclusively governed by the laws of the Republic of Argentina. The Parties hereto expressly agree that any controversy, disagreement or claim relative to the interpretation and/or application and/or execution of this Agreement, shall be submitted to the exclusive jurisdiction of the national courts having jurisdiction in commercial matters of the City of Buenos Aires, waiving any other venue or jurisdiction.

ARTICLE 7.5. NO-ASSIGNMENT. The BANK may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of SEDESA. Any breach of this Article shall be void and ineffective.

ARTICLE 7.6. AMENDMENT. Any amendment to this Agreement shall be made in writing and executed by both Parties.

ARTICLE 7.7. COUNTERPARTS. This Agreement is entered into in two counterparts, each of which shall constitute an original.

ARTICLE 7.8. REMEDIES AND WAIVER. Failure or Delay of SEDESA to exercise any power, authority or any other right pursuant to this Agreement shall not constitute a waiver or limitation to such right or any other right of SEDESA, and the singular or partial exercise of such right shall not prevent the future exercise thereof. None of said waivers shall constitute a waiver of any other right pursuant to this Agreement. All waivers and consents granted under this Agreement shall be in writing.

IN WITNESS WHEREOF, the Parties have executed this Agreement, per se, on the date first above mentioned.

By: ___________________________

    BANCO DE GALICIA Y BUENOS AIRES S.A.

By: ___________________________

    Seguro de Depositos S.A. (SEDESA)

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                                   EXHIBIT 1.

                            DISBURSEMENT APPLICATION

                                               Buenos Aires,  _________,   2002.

Mr.
President of
SEGURO DE DEPOSITOS SOCIEDAD ANONIMA.
Jose Carlos Jaime.

RE.: COMPLIANCE WITH CONDITION PRECEDENT AND DISBURSEMENT APPLICATION.

Dear Sirs:

                                   We make reference to the Loan Agreement
entered into on March ___, 2002 by and between Seguro de Depositos Sociedad Anonima as trustee of the Deposit Guaranty Fund (SEDESA) and Banco de Galicia y Buenos Aires S.A. (the BANK) (the "Agreement"). All capitalized terms, words and expressions defined herein shall have the same meanings assigned to such terms, words and expressions in the Agreement.

                                   I - In this sense, and in order to provide
evidence of the Conditions Precedent by the BANK, we attach the following documents:

1. Certified copy of the Minutes of the Board of Directors of the Central Bank where said institution expressly authorizes the Regularization and Debt-Free Plan submitted by the BANK, showing a loan by SEDESA as Trustee of the Deposit Guaranty Fund.

2. Certified copy of the Minutes of the Board of Directors and Meeting of Shareholders of the BANK authorizing the capitalization of debts and/or refinancing of the BANK's debts with certain creditors according to the provisions of the Regularization and Debt-Free Plan.

3. Certified Copy of the Minutes of the Board of Directors of the Central Bank authorizing the capitalization of debts and/or capital contributions and/or refinancing by the BANK of the BANK's debts with certain creditors according to the provisions of the Regularization and Debt-Free Plan.

4. Certified Copy of the Resolution of the National Securities Commission. authorizing the capitalization of debts and/or capital contributions and/or refinancing by the BANK of the BANK's debts with certain creditors according to the provisions of the Regularization and Debt-Free Plan.

5. Auditor's Accounting Certification - with signature certified by the Professional Council of Economic Sciences of the City of Buenos Aires - by which the Auditors certify that the capitalization of debts and/or capital contributions and/or refinancing by the BANK of the BANK's debts with certain creditors according to the provisions of the Regularization and Debt-Free Plan have been effectively concluded and/or disbursed by the creditors and/or capital contributors.

6. Auditor's Accounting Certification - with signature certified by the Professional Council of Economic Sciences of the City of Buenos Aires - by which the Auditors certify that the Mutual Fund for Bank Assistance
       (FFAB) and other financial institutions have effectively disbursed in favor of the BANK the contributions set forth in the Regularization and Debt-Free plan.

7. Certified copy of the Minutes of the Board of Directors of the BANK and Supervisory Board of the BANK approved in the Agreement.

8. Letter from the legal advisor of the BANK - with signature and legal capacity certified by Notary Public - addressed to the President of SEDESA where he expressed that since the date of execution of the Agreement to the date of the Disbursement Application (i) no Acceleration Event or Potential Acceleration event has occurred; (ii) no event has occurred that may be reasonable presumed to have a Substantial Adverse Effect on the Regularization and Debt-Free Plan, or on the commercial forecasts or financial position of the BANK; (iii) the BANK has not incurred in any loss or substantial liability; and (iv) Representations and warranties made in Section IV are true and correct.

                                   II - Having the BANK complied with the
Condition Precedent, we hereby request to SEDESA disbursement of the Loan.

                                   Sincerely,

BANCO DE GALICIA Y BUENOS AIRES S.A.

BY: __________________________________________

Authorized Representative

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                                   EXHIBIT 2.

                             FORM OF PROMISSORY NOTE

                                 PROMISSORY NOTE

U$S _____________

(United States Dollars _________)[FILL IN WITH THE AMOUNT OF THE LOAN OR THE AMOUNT PAYABLE IN EACH INTEREST PERIOD, AS APPLICABLE]

Buenos Aires, _______ , 2002. [FILL IN WITH THE DISBURSEMENT DATE OR INTEREST PAYMENT DATE, AS APPLICABLE]

I promise to unconditionally pay [FILL IN WITH THE LOAN EXPIRATION DATE OR THE INTEREST PAYMENT DATE, AS APPLICABLE] and without protest to SEGURO DE DEPOSITOS S.A. in its capacity as Trustee of the Deposit Guaranty Fund (hereinafter "SEDESA"), or at its order, the amount of U$S ____________ (United States Dollars ________) [FILL IN WITH THE AMOUNT OF THE LOAN OR THE AMOUNT THAT SHALL BE PAID IN EACH INTEREST PERIOD, AS APPLICABLE] and only in that currency (cash payment in foreign currency clause, third paragraph of article 44, decree law 5965/63).

BANK ________________________
Signature:
Name:
Position:
Address:

(Notarial Certification of identity and legal capacity of the signor)

                                       25

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                                   EXHIBIT 3.

                                BANK'S COMPANIES

                                       26